Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Teva Pharmaceutical Industries Limited of our report dated November 23, 2015 relating to the special purpose combined financial statements of the Global Generics Business and Certain Other Assets of Allergan plc, which appears in Teva Pharmaceutical Industries Limited’s Report of Foreign Private Issuer on Form 6-K filed on November 30, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

November 30, 2015